UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
NeuStar, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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     We are providing additional information to supplement the Proxy Statement that was previously mailed to stockholders of NeuStar, Inc. beginning on April 27, 2006 in connection with the 2006 Annual Meeting of Stockholders of NeuStar, Inc. to be held on June 14, 2006.
     Our April 27, 2006 Proxy Statement included Pamela Joseph as a nominee for election as a director at the Annual Meeting and indicated that Ms. Joseph consented to be named as a nominee in the Proxy Statement. After the mailing of our Proxy Statement had commenced, Ms. Joseph advised us that, due to additional, unexpected demands on her time, she has determined not to be considered for election as a member of our Board of Directors. As a result, Ms. Joseph is withdrawing herself as a nominee for election as a director at the Annual Meeting, and she will not serve as a director. In response to her decision not to stand for election at the Annual Meeting, the Board of Directors has reduced the size of the Board by one to six members. Ms. Joseph will not be nominated for election at the Annual Meeting, and the two candidates who will be considered for election to the Board are Andre Dahan and Ross Ireland.
     The Board of Directors continues to search for qualified candidates to serve as directors of NeuStar, and the Board expects to expand its size at such time as the Board identifies these additional qualified candidates.